Exhibit 5.1

BioBlast Pharma Ltd.

37 Dereh Menachem Begin St., 15th Floor

Tel Aviv 6522042 Israel

Ladies and Gentlemen:

We have acted as counsel for BioBlast Pharma Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the sale of approximately 2.16 million of the Company’s Ordinary Shares, par value NIS 0.01 per share (the “Shares”) pursuant to the registration statement on Form F-3 (Registration No. 333-206032) (such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”) and warrants (the “Warrants”) to purchase up to approximately 1.08 million of the Company’s Ordinary Shares with an exercise price of $4.50 (the Ordinary Shares underlying such Warrants, being referred to as the “Warrant Shares”, and, together with the Shares, the “Offering Shares”), and the related base prospectus which forms a part of and is included in the Registration Statement and the related prospectus supplement dated March 16, 2016 (the “Prospectus Supplement”, together with the base prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Articles of Association as in effect today, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares sold or to be sold by the Company as described in the Registration Statement and the Prospectus Supplement have been duly authorized and have been, or upon delivery of such Shares and payment therefor will be validly issued, fully paid and non-assessable; (ii) the Warrants sold or to be sold by the Company as described in that certain Co-Placement Agency Agreement dated March 16, 2016 by and among the Company and the placement agents parties thereto have been duly authorized and have been, or upon delivery of such Shares and payment therefor will be validly issued, fully paid and non-assessable; and (iii) the Warrant Shares to be received upon payment and exercise of the Warrants in accordance with the terms of the Warrants shall be duly authorized, validly issued, fully paid and non-assessable ..

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 6-K dated March 17, 2016, which is incorporated by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Prospectus. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Zysman, Aharoni, Gayer & Co., Law Offices
Zysman, Aharoni, Gayer & Co., Law Offices